Exhibit 99.1

FORESTAR REPORTS FISCAL 2020 THIRD QUARTER EARNINGS OF $0.21 PER DILUTED SHARE
ARLINGTON, Texas (Business Wire) - July 23, 2020
Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its third quarter ended June 30, 2020. Net income attributable to Forestar for the third quarter of fiscal 2020 increased 46% to $10.1 million, or $0.21 per diluted share, compared to $6.9 million, or $0.16 per diluted share, in the same quarter of fiscal 2019. The current quarter results include an income tax benefit of $2.3 million related to the net operating loss carryback provisions of the recently enacted CARES Act.
Revenues for the third quarter of fiscal 2020 increased 102% to $177.9 million from $88.2 million in the same quarter of fiscal 2019. Residential lots sold in the quarter increased 75% to 2,023 lots compared to 1,158 lots in the same quarter of fiscal 2019.
Net income attributable to Forestar for the nine months ended June 30, 2020 increased 80% to $36.5 million, or $0.76 per diluted share, compared to $20.3 million, or $0.48 per diluted share, in the same period of fiscal 2019.
Revenues for the nine months ended June 30, 2020 increased 204% to $584.3 million from $192.0 million in the same period of fiscal 2019. Residential lots sold in the first nine months of fiscal 2020 increased 188% to 6,396 lots compared to 2,224 lots sold in the same period of fiscal 2019.
The Company's lot position at June 30, 2020 consisted of 50,700 lots, of which 38,300 were owned and 12,400 were controlled through purchase contracts. Of the Company's owned lot position, 29,600 lots, or 77%, were under contract to sell or subject to a right of first offer to D.R. Horton, Inc. ("D.R. Horton") at June 30, 2020.
The Company ended the third quarter with $355.6 million of unrestricted cash and $348.4 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $704.0 million. Debt at June 30, 2020 totaled $640.6 million, with no senior note maturities until fiscal 2024, and the Company's net debt to total capital ratio was 25.2%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.
Donald J. Tomnitz, Chairman of the Board, said, "Forestar remains uniquely positioned to consolidate market share in the under-served lot development market that lacks well-capitalized and national participants. As housing market conditions improved in May and June, Forestar was able to quickly respond to the increased demand for residential lots and deliver solid third quarter results.
"We appreciate the continued efforts of our dedicated teams across the country who are focused on developing finished lots for homes at affordable price points during the COVID-19 pandemic. Our priority continues to be the health and safety of our people and the communities we serve. Forestar is well positioned to effectively operate during changing economic conditions due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder."

COVID-19
During the latter part of March 2020, the impacts of the COVID-19 pandemic (C-19) and the related widespread reductions in economic activity began to temporarily affect the Company’s business operations and the demand for its residential lots. However, residential construction is designated an essential business as part of critical infrastructure in almost all municipalities across the U.S. where Forestar operates. The Company implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company's lot sales pace declined in late March and April as homebuilders slowed their purchases of lots to adjust to lower expected levels of home sales orders as a result of the pandemic. However, as housing market conditions began to improve during May and June, the Company's lot sales pace increased.

Even with the improvement in demand in May and June, the Company remains cautious as to the impact C-19 may have on its operations and on the overall economy in the future. There is significant uncertainty regarding the extent to which and how long C-19 and its related effects will have on the U.S. economy, capital markets and demand for the Company's lots. The extent to which C-19 impacts Forestar's operational and financial performance will depend on future developments, including the duration and spread of C-19 and the impact on the Company's customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, July 23) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 51 markets and 22 states at June 30, 2020 and is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that Forestar remains uniquely positioned to consolidate market share in the under-served lot development market that lacks well-capitalized and national participants and that Forestar is well positioned to effectively operate during changing economic conditions due to our low net leverage and strong liquidity position, our low overhead model and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. The forward-looking statements also include all commentary in the C-19 section.
Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the impact of C-19 on the economy and our business; the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers; demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in interest rates; competitive actions by other companies; accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales; our ability to comply with our debt covenants, restrictions and limitations; our ability to hire and retain key personnel; changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies; general economic, market or business conditions where our real estate activities are concentrated; our ability to achieve our strategic initiatives; our ability to obtain future entitlement and development approvals; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; the levels of resale housing inventory in our projects and the regions in which they are located; fluctuations in costs and expenses, including impacts from shortages in materials or labor; the opportunities (or lack thereof) that may be presented to us and that we may pursue; the strength of our information technology systems and the risk of cybersecurity breaches; and the conditions of the capital markets and our ability to raise capital to fund expected growth. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are or will be filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Jessica Hansen, 817-390-8195
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2020	September 30, 2019
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$355.6	$382.8
Real estate	1,287.1	1,028.9
Investment in unconsolidated ventures	5.5	7.3
Income taxes receivable	8.9	3.2
Property and equipment, net	1.2	2.4
Deferred tax asset, net	—	17.4
Other assets	27.1	13.7
Total assets	$1,685.4	$1,455.7
LIABILITIES
Accounts payable	$26.0	$16.8
Earnest money on sales contracts	98.9	89.9
Accrued expenses and other liabilities	73.0	79.6
Debt	640.6	460.5
Total liabilities	838.5	646.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 48,059,921 and 47,997,366 shares issued and outstanding at June 30, 2020 and September 30, 2019, respectively	48.1	48.0
Additional paid-in capital	603.5	602.2
Retained earnings	194.7	158.1
Stockholders' equity	846.3	808.3
Noncontrolling interests	0.6	0.6
Total equity	846.9	808.9
Total liabilities and equity	$1,685.4	$1,455.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Revenues	$177.9	$88.2	$584.3	$192.0
Cost of sales	157.1	75.3	510.3	149.6
Selling, general and administrative expense	11.2	7.9	32.8	19.8
Equity in loss (earnings) of unconsolidated ventures	0.1	—	(0.6)	(0.5)
Gain on sale of assets	—	(1.5)	(0.1)	(2.4)
Interest and other income	(0.8)	(1.9)	(4.2)	(4.1)
Income before income taxes	10.3	8.4	46.1	29.6
Income tax expense	0.2	1.5	8.9	6.0
Net income	10.1	6.9	37.2	23.6
Net income attributable to noncontrolling interests	—	—	0.7	3.3
Net income attributable to Forestar Group Inc.	$10.1	$6.9	$36.5	$20.3

Basic net income per common share attributable to Forestar Group Inc.	$0.21	$0.16	$0.76	$0.48
Weighted average number of common shares	48.1	42.0	48.0	42.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.21	$0.16	$0.76	$0.48
Adjusted weighted average number of common shares	48.1	42.0	48.1	42.0

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	(In millions)
Residential lot sales:
Development projects	$124.5	$59.0	$340.8	$129.7
Lot banking projects	37.1	30.6	195.0	45.5
Decrease (increase) in contract liabilities	2.8	(2.0)	2.1	(3.6)
	164.4	87.6	537.9	171.6
Residential tract sales	13.4	—	43.5	—
Commercial tract sales	—	—	2.5	18.5
Other	0.1	0.6	0.4	1.9
	$177.9	$88.2	$584.3	$192.0

RESIDENTIAL LOTS SOLD
	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020		2019
Development projects	1,556	723	4,234		1,597
Lot banking projects	467	435	2,162		627
	2,023	1,158	6,396		2,224

Average sales price per lot (1)	$79,900	$77,400	$83,800		$78,800

LOT POSITION
			June 30, 2020		September 30, 2019
Lots owned			38,300	(2)	29,700	(3)
Lots controlled under land and lot purchase contracts			12,400		8,600
Total lots owned and controlled			50,700		38,300
_____________
(1)Excludes any impact from change in contract liabilities.
(2)Lots owned at June 30, 2020 include approximately 14,100 under contract to sell to D.R. Horton and 15,500 of which D.R. Horton has a right of first offer to purchase.
(3)Lots owned at September 30, 2019 include approximately 12,800 under contract to sell to D.R. Horton and 10,600 of which D.R. Horton has a right of first offer to purchase.